Exhibit 99.1

I N T E R N A T I O N A L, I N C.

FOR MORE INFORMATION CONTACT:

Joseph K. O’Brien Chief Financial Officer and Secretary Phoenix Gold International, Inc. (503) 978-3306	Timothy G. Johnson President and Chief Operating Officer Phoenix Gold International, Inc. (503) 978-3330

PHOENIX GOLD RECEIVES NASDAQ NOTIFICATION AND REQUESTS HEARING

Portland, OR — June 26, 2003 — Phoenix Gold International, Inc. (Nasdaq:PGLD) today announced that the Company received a Nasdaq Staff Determination on June 24, 2003 indicating the Company fails to comply with the minimum market value of publicly held shares requirement for continued listing set forth in Marketplace Rule 4310(c)(7), and that its shares of common stock are, therefore subject to delisting from The Nasdaq SmallCap Market.  The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  There can be no assurance that the Panel will grant the Company’s request for continued listing.  If the Company is unable to continue its listing on the Nasdaq SmallCap System, then the Company expects that its shares may be eligible for quotation on the OTC Bulletin Board.  Delisting from the Nasdaq SmallCap Market may have an adverse effect on the liquidity of the Company’s common stock.

On March 27, 2003, Phoenix Gold had reported that the Nasdaq Stock Market, Inc. had notified the Company that it had until June 23, 2003 to regain compliance with the minimum market value of publicly held shares requirement.

Phoenix Gold International, Inc. designs, manufactures, markets and sells innovative, high quality, high performance electronics, accessories and speakers for the audio market.  The Company sells its products under the brand names Phoenix Gold, Carver Professional and AudioSource.  The Company’s products are used in car audio, professional sound and home audio/theater applications.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, and are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, which variances may have a material adverse effect on the Company.  Among the factors that could cause actual results to differ materially are the following: the adverse effect of reduced discretionary consumer spending; competitive factors; dependence on a significant customer; potential fluctuations in quarterly results and seasonality; fixed operating expenses relative to revenues; the need for the introduction of new products and product enhancements; dependence on suppliers; control by current shareholders; high inventory requirements; business conditions in international markets; the Company’s dependence on key employees; the need to protect intellectual property; environmental regulation; and the potential delisting and limited trading volume of the Company’s common stock, as well as other factors discussed in Exhibit 99.3 to the Phoenix Gold International, Inc. Annual Report on Form 10-K for the fiscal year ended September 30, 2002, which is hereby incorporated by reference.  Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.  The Company does not intend to update its forward-looking statements.

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